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                                                                 Exhibit 10.5(c)

                             J. Crew Operating Corp.
                                  770 Broadway
                               New York, New York

                                                       January 15, 2002

Mark Sarvary
7 Fox Run
Purchase, NY 10577

Dear Mark:

     This letter agreement (this "Letter Agreement") is intended to memorialize
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our recent discussions concerning the search for a new chief merchant of J. Crew
Operating Corp. (the "Company") and the terms of your employment during and
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after the search. During the period that the Company conducts the search, you agree to continue in your employment with the Company as its CEO and to devote your full time and attention to your duties and responsibilities pursuant to your Employment Agreement with the Company, dated May 3, 1999 (the "Employment
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Agreement") and to cooperate and assist the Company with the search.
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     The Company acknowledges that any change in your duties and responsibilities as CEO of the Company following the appointment of a new chief merchant will constitute Good Reason (as defined in the Employment Agreement) and you may terminate your employment with the Company for "Good Reason" and be eligible to receive the termination payments set forth in Section 5(a) of the Employment Agreement, subject to the terms and conditions of the Employment Agreement, including without limitation the execution of the general release and waiver. Subject to your compliance with the obligations described above and provided in the Employment Agreement, in the event that following the appointment of a new chief merchant either you resign your employment for Good Reason or your employment is terminated by the Company without Cause (each as provided in the Employment Agreement and collectively referred to herein as a "Qualifying Termination"), you will be entitled to the following modifications
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to the Employment Agreement and to the following benefits, in addition to the termination payments described above:

          (a) Regardless of the effective date of any Qualifying Termination, you will become fully vested in the portion of the Option (as defined in Section 2(d) of the Employment Agreement) that is scheduled to vest on May 10, 2002. In addition, notwithstanding any other provision to the contrary, the portion of your Option that has become vested on the date of any Qualifying Termination shall remain exercisable until the earlier of (i) the expiration of the term of the Option (assuming your employment with the Company was not terminated) or (ii) the third anniversary of the effective date of any Qualifying Termination;

          (b) The Company shall continue to provide medical plan coverage substantially similar to the medical plan coverage that it provides its active employees, as it may be amended from time to time, until the earlier of (i) the two year anniversary of the date of your Qualifying Termination or (ii) the date that you become employed with a new

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     employer, provided that the Company shall provide such coverage by paying your COBRA continuation coverage for the COBRA coverage period and thereafter, the Company shall only provide such coverage to the extent that the monthly cost of such coverage does not exceed the cost of your monthly COBRA premiums as in effect on the last month of your COBRA continuation period. In order to receive the foregoing medical coverage you shall cooperate with the reasonable requests of the Company, including without limitation any request to submit to medical examinations and elect COBRA continuation coverage;

          (c) The Company shall provide you with life insurance coverage equivalent to the coverage provided immediately prior to your Qusalifying Termination (namely two-times your annual salary as of the date of your Qualifying Termination) under the same terms as it provides such coverage to its active employees under its life insurance plan, as it may be amended from time to time, until the earlier of the twenty-four month anniversary of the date of this Letter Agreement or the date that you become employed with a new employer;

          (d) Notwithstanding anything to the contrary in the Employment Agreement or the Promissory Note between you and the Company dated August 13, 1999 in respect of the Company's original loan of $1,000,000 (currently $900,000 principal balance still outstanding) (the "Company Loan") for the
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     sole purpose of your purchase of your primary residence, located at 7 Fox
     Run, Purchase, New York (the "Property"), you shall repay in full the
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     principal amount of the Company Loan on the earliest of (i) June 1, 2005,
     (ii) the date that you sell or otherwise dispose of the Property, and (iii) the one year anniversary of the date that you commence full time continuous employment with any subsequent employer. Notwithstanding the foregoing, you agree that any and all proceeds generated from the sale or disposition of all or any portion of your shares of common stock of the Parent (as defined in the Employment Agreement) or from the cancellation of any portion of the Option shall be immediately applied to the payment of the outstanding principal amount of the Company Loan and you authorize the Company to withhold any such payments and apply such proceeds to the repayment of the Company Loan; and

          (e) For purposes of Section 8 of the Employment Agreement, the restrictive period shall be two years following such resignation for Good Reason and the term "Competitive Business" shall mean American Eagle, Abercrombie & Fitch, and Banana Republic.

     Except as otherwise specifically provided in this Letter Agreement, all terms and conditions of the Employment Agreement, Promissory Note, Mortgage and the Stock Option Grant Agreement related to the Option shall remain in full force and effect, including without limitation the restrictive covenants and other provisions set forth in Sections 7, 8, 9 and 10 of the Employment Agreement. You agree to execute and record any and all documents, mortgages or other filings reasonably requested by the Company to secure any obligations provided under or modified by this Letter Agreement to secure the Company's interests or otherwise to consummate the transactions provided herein.

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     If you agree with the foregoing provisions, please sign this Letter
Agreement in the appropriate space below.

                                        Sincerely,



                                        /s/ Richard W. Boyce
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                                        [NAME]
                                        [TITLE]

     Agreed and Accepted:

     /s/ Mark Sarvary
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     Mark Sarvary

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